                                                                   Exhibit 10.1

                    BINDING AGREEMENT TO PROPOSE AND SUPPORT
                             MODIFIED PLAN AGREEMENT

     This Agreement is made as of this 15th day of December, 1997, among the undersigned parties.

                                    Recitals

         WHEREAS, First Merchants Acceptance Corporation (the "Debtor"), Ugly Duckling Corporation ("UDC") and the Official Committee of Unsecured Creditors of First Merchants Acceptance Corporation (the "Committee") have engaged in intensive discussions regarding a possible consensual chapter 11 plan of the Debtor.

         WHEREAS, the basis for that discussion is that certain agreement reached between UDC and the Debtor, as embodied in that letter from Christopher Bayley to Bob Richards and Laura Jones dated October 22, 1997, for a chapter 11 plan ("Plan Agreement").

         WHEREAS, the Committee has expressed an interest in joining the Debtor and UDC in such proposed chapter 11 plan, and actively supporting such plan, if UDC and the Debtor would agree to certain modifications.

         WHEREAS, both UDC and the Debtor have generally agreed, subject to execution of a binding agreement, to make certain modifications to their Plan Agreement, subject to the express agreement of the Committee to support such modified Plan Agreement, the terms of which are set forth in this letter ("Modified Plan Agreement");

         THEREFORE, the Committee, the Debtor and UDC agree that any such Modified Plan Agreement must first be memorialized in a formal written agreement prior to any agreement by the Debtor and/or UDC to deviate from the existing Plan Agreement. Consequently, the following terms and conditions are acceptable to both UDC and the Debtor as a modification of the existing Plan Agreement. Signatures by the Chairperson of the Committee to this Modified Plan Agreement will be accepted by the Debtor and UDC as a binding commitment and agreement by the Committee to support confirmation of a chapter 11 plan containing terms consistent with the terms of this Modified Plan Agreement ("Chapter 11 Plan"), except as otherwise provided in paragraphs 16, 17, 20 and 21 of this Modified Plan Agreement. Absent such binding agreement by the Committee, UDC and the Debtor reject such Modified Plan Agreement, and reserve the right to file and seek approval of the Plan Agreement as previously disclosed to the Committee.

                                 OPERATIVE TERMS

         1. Sale of the Bank Group Collateral. An agreed order to approve a sale pursuant to 11 U.S.C. Section 363 (the "Sale") of the Debtor's owned retail installment automobile loan contracts ("Contracts"), whether current, delinquent or charged off, all of Debtor's rights in the collateral securing said Contracts, and all related repossessed vehicles (collectively hereinafter referred to as the "Owned Loans" provided, however, that as used herein, Owned Loans shall not include the Contracts and related vehicles ("Greenwich Collateral") pledged to Greenwich Financial Products, Inc. ("Greenwich")),consistent with the terms of this Modified Plan Agreement will be submitted to the Court for entry. The date of entry of such order will be referred to herein as the "Sale Date". If the pending objection of the U.S. Trustee to the Sale cannot be consensually resolved, the Debtor will promptly request a hearing to address such objection and approve the Sale. UDC, as Majority Lender (as defined in that certain "Fourth Amended and Restated Loan and Security Agreement" dated as of February 28, 1996 (the "Bank Group Facility") by and among the Debtor and the Bank Group (as defined in the Bank Group Facility)), will cause LaSalle National Bank, as Agent (the "Agent") to credit bid the entire amount of the Bank Group's indebtedness, including, but not limited to any and all outstanding principal, accrued and unpaid interest (including default interest from and after July 11, 1997 (the "Petition Date") through and including the Sale Date), and an agreed amount of $150,000.00 of attorneys' fees, costs and expenses of the Bank Group incurred through August 21, 1997 (the "Acquisition Date") and stipulated as allowable under 11 U.S.C.
Section 506(b) plus all post-Acquisition Date attorneys' fees, costs and expenses of the Bank Group allowable under 11 U.S.C. Section 506(b) (collectively, the "Purchase Price"), for the Owned Loans at the Sale, and the Agent, on behalf of the Bank Group will acquire the Owned Loans in exchange for the credit bid of the Purchase Price. Post-Acquisition Date attorneys fees, costs and expenses of the Bank Group will be assumed to be $450,000 for purposes of determining the Purchase Price, but subject to adjustment under paragraph 8 hereof if there are objections to such fees by the Debtor, the Committee or any other party-in-interest after review of detailed supporting invoices. No other assets of the Debtor will be sold at the Sale, and all other assets of the Debtor, including, but not limited to, the Debtor's uncollected state and federal income tax refunds for 1996 and prior years (the "Tax Refunds") and other tax attributes, the Greenwich Collateral and the Debtor's furniture, fixtures, equipment, general intangibles and causes of action (collectively, the "Retained Property") will remain the property of the Debtor, the disposition of which will be effected pursuant to the terms of the Chapter 11 Plan. In consideration of the credit bid equal to the Purchase Price and the Debtor's retention of the Retained Property, the Agent will be granted the Replacement Lien (defined below) to secure the Secured Claim Recovery Amount (defined below). The Debtor will treat the Sale as a financing for tax purposes.

2. Release of Lien on and Application of Tax Refunds to Payment of DIP Facility, Assessment of Modified Financing and Overadvance Fee and Granting of Additional or Replacement Lien to Bank Group or UDC.

             A. Release of Lien and Application of Tax Refunds. Upon entry of a court order, pursuant to 11 U.S.C. Section 363, approving the Sale, the Bank Group, through the Agent, will release its pre-petition lien on the Retained Property. In exchange, the Chapter 11 Plan will reaffirm the lien on the Retained Property, including the Tax Refunds, in favor of UDC as collateral for repayment of any and all outstanding amounts due UDC pursuant to that certain "Final Order (1) Authorizing Debtor in Possession Financing; (2) Granting Liens and Superpriority Administrative Claims; (3) Modifying the Automatic Stay; (4) Specifying Use of Cash Collateral; and (5)

         Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code" dated August 28, 1997 including any amendment providing for overadvances under the Overadvance Cap ("DIP Facility"). The Debtor covenants and agrees to utilize all of the Tax Refunds, proceeds from sales of the retained furniture, fixtures and equipment (but excluding the furniture, fixtures or equipment which are part of the Debtors' servicing platform) and excess collections on the Greenwich Collateral for no other purpose but toward the repayment of the outstanding amount due under the DIP Facility at the time the Tax Refunds are collected, unless and until such amount is fully paid. Except as set forth in the previous sentence, the Debtor may, but shall have no obligations to, apply proceeds of any other Retained Property to pay down the DIP Facility. The first $10 million of Tax Refunds, as well as all monies received from or on account of the B Pieces, as defined below, shall be applied as a permanent paydown of the DIP Facility but any additional payments on the DIP Facility, whether by payment of excess Tax Refunds above $10 million, proceeds from sales of the retained furniture, fixtures and equipment, excess collections on the Greenwich Collateral or voluntary prepayments from other sources such as the Debtor's causes of action or proceeds from the UDC Warrants (as hereinafter defined), shall not result in a permanent paydown of the DIP Facility, and the Debtor will be allowed to reborrow under the DIP Facility to the extent provided in the amended DIP Facility documents.

                  B. Modified Financing and Overadvance Cap Fee. In consideration of UDC's agreement to (i) waive the maturity date of the DIP Facility, if necessary, and (ii) extend the Overadvance Cap (as defined below), the Committee and the Debtor stipulate and agree that the Debtor will pay UDC on a non-recourse basis a $450,000.00 flat fee (the "Modified UDC Fee"), payable prior to initiation of the Excess Collections Split (as defined below) solely from collections from the B Pieces and secured by a pledge of the stock of First Merchant Auto Receivables Corporation ("FMARC") and First Merchants Auto Receivables Corporation II ("FMARC II") subordinate only to the DIP Facility and the Secured Claim Recovery Amount and prior pledges of the FMARC II stock.

                  C. Grant of Replacement or Additional Lien to UDC. In exchange for the Bank Group's release of its liens on the Retained Property, the Debtor will (i) guarantee on a non-recourse basis full and timely payment to the Bank Group (or its successor and assigns) of the Secured Claim Recovery Amount (as defined below) and (ii) grant the Agent for the Bank Group a pledge (the "Replacement Lien") of the stock of FMARC and FMARC II, the holders of the residual interests and certain equity certificates (collectively herein referred to as the "B Pieces") of the Debtor's various securitized loan pools (the "Securitized Pools"). The Replacement Lien will secure payment of (a) any shortfall between (i) collections and proceeds of the Owned Loans and (ii) the Purchase Price plus interest at the rate of 11% from and after the Sale Date until paid in full, plus an additional charge (the "Owned Loan Servicing Fee"), calculated on a monthly basis, of the greater of 1/12 of 3-1/4% of the outstanding principal balance of the Owned Loans, or $15.00 per Contract, applied only to

         Contracts which are less than 120 days past due at the end of such month and for which the related vehicle has not been repossessed (collectively, the "Secured Claim Recovery Amount") and (b) the Modified UDC Fee. In the event that UDC withdraws its support for, or is unable or unwilling to consummate the Chapter 11 Plan for any reason, the Replacement Lien will be null and void and, notwithstanding any other provisions of this Modified Plan Agreement, neither UDC nor the Bank Group (nor any successor thereto or assignee thereof) will be entitled to any distributions from the B Pieces to cover any shortfalls on the Secured Claim Recovery Amount and the guaranty contemplated in paragraph 2 hereof shall be null and void. In the event that the Owned Loans are not being serviced by UDC or a wholly-owned subsidiary of UDC or any successor or assignee to be agreed upon in the Chapter 11 Plan without the prior written consent of the Debtor (an "Owned Loan Servicing Change"), which consent will not be unreasonably withheld, the Secured Claim Recovery Amount (including payments made on behalf of the Secured Claim Recovery Amount from the B Pieces prior to the Owned Loan Servicing Change), will be limited to $10 million (the "Owned Loan Servicing Change Cap Amount"). In all other circumstances, including whether no plan is confirmed or a competing plan not involving UDC is confirmed, the Agent will retain the Replacement Lien. UDC, the Debtor and the Committee further acknowledge and agree, if, and as long as, UDC services the Owned Loans, that the Owned Loan Servicing Fee will be payable to UDC rather than the Bank Group and will be payable solely from the proceeds of the Owned Loans and the Replacement Lien.

         3. Servicing of Bank Group Collateral, Greenwich Collateral and Securitized Pools. Upon completion of the Sale, UDC will assist in all servicing of the Owned Loans, the Greenwich Collateral and the Securitized Pools. Prior to Plan Confirmation, UDC and the Agent will contract with the Debtor to allow the Debtor to service the Owned Loans with supervision or consultation by UDC. In the event of an Owned
         Loan Servicing Change, the Secured Claim Recovery Amount will be limited to the Owned Loan Servicing Change Cap Amount. As to the Greenwich Collateral and the Securitized Pools, the Debtor will continue to service with the management, supervision, or consultation of UDC until confirmation of the Chapter 11 Plan ("Plan Confirmation"). Upon Plan Confirmation, UDC will acquire that portion of the Retained Property and only that portion of the Retained Property comprising the Debtor's servicing platform to allow UDC (subject to approval by Financial Security Assurance Inc. ("FSA") and such other consents as may be required by the applicable agreements) to continue to service the Owned Loans, the Greenwich Collateral and the Securitized Pools in consideration of the terms of this Modified Plan Agreement. Wherever in paragraphs 3 and 4 of this Modified Plan Agreement there are references to servicing of the Securitized Pools, such references shall not be deemed to reference the 1997-2 securitized loan pool unless the Debtor or UDC becomes the servicer of that pool.

         4. Increased Securitized Pools Servicing Fee and Greenwich Collateral Servicing

Fee. Subject to FSA approval (or any other consents required pursuant to governing documents), UDC and the Debtor will require immediate adjustment of the base percentage servicing fee to the greater of 1/12 of 3 1/4%, or $15.00 per Contract, calculated on a monthly basis, on the outstanding principal balance of the Securitized Pools applied only to Contracts which are less than 120 days past due consistent with current practice, and for which the related vehicle has not been repossessed plus all other amounts payable or reimbursable to the servicer pursuant to the servicing agreements for the Securitized Pools, including without limitation the reimbursement of fees, costs and expenses (including recovery of third party recovery expenses), and all late fees and charges payable by any obligor under any Contracts in the Securtized Pools, all as set forth in the servicing agreement (the "Securitized Pools Servicing Fee") for servicing and collection of the Securitized Pools. Prior to Plan Confirmation, and so long as the Debtor is servicing such pools, the Securitized Pools Servicing Fee will be received by the Debtor. After Plan Confirmation, the Securitized Pools Servicing Fee will be received by UDC as long as UDC is servicing the applicable Securitized Pool. UDC acknowledges that the pre-Plan Confirmation and post-Plan Confirmation management and/or servicing agreements between UDC and the Debtor must be acceptable to the Committee to ensure optimal collections for the benefit of all parties.

         5. Excess Collections Contribution Agreement. As to collections and proceeds of the Owned Loans, once either the Bank Group (or General Electric Capital Corporation ("GE") as its assignee) collects in the aggregate the Secured Claim Recovery Amount, UDC will share with the Debtor for the benefit of Debtor's unsecured creditors (and if applicable in the event such unsecured creditors have been paid in full, stockholders) 82 1/2%-17 1/2% (82 1/2% for the benefit of the unsecured creditors (and if applicable, stockholders), and 17 1/2% to
         UDC) on all excess collections and proceeds received from the Owned Loans ("Excess Collections Split"). UDC's obligation pursuant to the Excess Collections Split shall be absolute and shall not be effected by any subsequent transfer or sale of the Owned Loans to GE or any other party or the transfer of servicing rights on the Owned Loans or Securitized Pools. In the event of an Owned Loan Servicing Change, the Excess Collections Split shall change to 85% for the benefit of the unsecured creditors (and if applicable, stockholders of the Debtor) and 15% to UDC.

         The distributions to the Debtor from the B Pieces (to which the Debtor is entitled directly or by dividend or other transfer from FMARC and FMARC II) will be utilized to first retire the Secured Claim Recovery Amount, to the extent that the Secured Claim Recovery Amount remains outstanding. Any excess distributions to the Debtor from the B Pieces will be used to satisfy in full any remaining indebtedness to UDC under the DIP Facility (including any advance within the Overadvance Cap, as defined below), if any (after application of the Tax Refunds). After payment of the Secured Claim Recovery Amount and the DIP Facility, the next proceeds from the B Pieces will be utilized to satisfy the Modified UDC Fee in full. After application of the distributions to the Debtor from the B Pieces as set forth above, UDC will share with the Debtor's unsecured creditors (and if applicable, stockholders) all remaining proceeds of the B Pieces on the same basis as the Excess Collections Split.

         At the option of UDC, UDC may distribute shares of UDC common stock to the Debtor or if the Debtor so requests at the Debtor's expense and solely in accordance with the Debtor's instructions (and UDC and its officers, directors, employees or agents shall have no liability to any party in connection with any such distribution unless UDC acted with gross negligence or wilful misconduct), direct distribution to the Debtor's unsecured creditors (and if applicable, stockholders) in lieu of the Debtor's right to retain or receive a portion of the Debtors' 82-1/2% share of the Excess Collections Split in cash on the B Pieces and the Owned Loans (the "Stock Option"). If UDC decides to exercise the Stock Option, UDC must give the Debtor at least 15 days' advance written notice (the "Option Notice") (and make a public announcement on the same date as the giving of the notice) of the date on which UDC will exercise the Stock Option (the "Exercise Date") and the number of shares of UDC common stock (the "Stock Option Shares") that UDC will issue to the Debtor on the Exercise Date. UDC may exercise the Stock Option one time only, with exercise being the actual delivery of the Stock Option Shares. Revocation of the Option Notice shall not be deemed to be an exercise of the Stock Option by UDC. On the Exercise Date, the aggregate value of the Stock Option Shares shall be determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous 10 trading days of UDC common stock on the NASDAQ National Market or such other market as such stock may be traded (the "Stock Option Value"). In the event that UDC exercises the Stock Option, and delivers the Stock Option Shares to the Debtor, UDC shall be entitled to receive and retain the Debtor's 82-1/2% share of cash distributions on the B Pieces and the Owned Loans under the Excess Collections Split (the "Debtor's Split") from and after the Exercise Date until UDC has received or retained cash distributions thereon equal to the Stock Option Value. This is in addition to UDC's right to receive its 17-1/2% share of the B Pieces and the Owned Loans. Once UDC has received cash distributions equal to the Stock Option Value (without regard to any post-issuance change in the market value of the issued Stock Option Shares), the Debtor shall be entitled to and shall retain the remaining portion of the Debtor's Split, if any, in excess of the Stock Option Value. In no event shall UDC be entitled to receive any portion of the Debtor's Split in excess of the Stock Option Value, nor shall UDC be entitled to recover any portion of the Stock Option Value from any source other than the Debtor's Split. UDC shall not be entitled to exercise the Stock Option unless and until (i) the value of UDC common stock on the Exercise Date and the closing price for UDC common stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) UDC shall have caused (at UDC's sole cost and expense) the Stock Option Shares to be registered under the Securities Act of 1933, as amended, unrestricted and fully transferable and shall have taken all steps necessary to allow the Debtor to distribute the Stock Option Shares to the Debtor's unsecured creditors, and if applicable, shareholders, and
         (iii) UDC shall not have purchased any of its common stock (except upon the exercise of previously issued and outstanding options, warrants, stock appreciation rights or other rights) or announced any stock repurchase programs from and after the delivery of the Option Notice to the Debtor through the Exercise Date. In the event that UDC exercises the Stock Option, the Debtor shall distribute the Stock Option Shares directly to its unsecured creditors (until they have been paid in full under the Plan, at which point, any remaining Stock Option Shares after such payment in full shall be distributed to the Debtor's shareholders under the Chapter 11 Plan).

         The Chapter 11 Plan will also provide for any and all collections and proceeds received on the Greenwich Collateral, after payment of the debt to Greenwich, to be contributed first toward repayment of the DIP Facility, then to the Debtor's post-Plan Confirmation operating expenses.

         6. Advance Under the DIP Facility to Pay Administrative and Post-Confirmation Operating Expenses. UDC agrees to allow the Debtor to utilize the DIP Facility to pay all administrative expenses required to be paid under the Chapter 11 Plan (including professional fees charged to the bankruptcy estate), plus post-Plan Confirmation operating expenses of the Debtor. Promptly after execution of this Modified Plan Agreement, UDC hereby agrees to amend the DIP Facility to provide for additional advances under the DIP Facility (in excess of the current limit of $10,000,000 on such advances) to pay administrative and post-Plan Confirmation operating expenses of the Debtor; provided, however, that the total amount of the advances under the DIP Facility shall not exceed $16,500,000.00 (the "Overadvance Cap"). Included in such administrative expenses to be paid on the effective date of the Chapter 11 Plan is a payment to UDC for reimbursement of UDC's out-of-pocket expenses related to the DIP Facility not to exceed $100,000 and subject to submission to the Debtor and the Committee of detailed supporting documentation. No administrative and post-Plan Confirmation operating expenses of the Debtor can be paid by the Debtor through the DIP Facility in excess of the Overadvance Cap.

         7. Press Releases. All parties will work cooperatively with one another regarding sharing of expected public disclosure of this Modified Plan Agreement to provide each party sufficient time to prepare for the reaction to such public disclosure. This provision does not, however, apply to announcements or other disclosures by the Debtor to its employees.

         8. Agreement as to Allowance of Professional Fees. Subject to paragraph 1(A), above, the Debtor, the Committee and UDC agree to confer with one another and attempt to mutually agree upon the amount of the professional fees and costs for all parties that are to be incorporated into and paid in this bankruptcy case, subject to appropriate court approval. This includes the fees and costs of the Debtor and Committee professionals, as well as fees and costs to be charged to the DIP Facility. Absent such agreement, UDC and the Committee's and Debtor's professionals reserve the right to seek court approval of all such fees upon motion, notice and a hearing. As to the Purchase Price, if (i) no agreement is reached as to the post-Acquisition Date fees and costs to be included, (ii) UDC, the Debtor, the Committee or some other party in interest files an objection to such fees and expenses, and (iii) at a subsequent hearing, the court reduces or increases the amount of the post-Acquisition Date fees and costs that may reasonably be included in the Purchase Price (the "Adjusted Amount"), the Purchase Price will be increased or reduced (as applicable) by an amount equal to the Adjusted Amount for the purpose of calculating the Secured Claim Recovery Amount.

         9. Modification of DIP Facility Interest Rate Upon Confirmation. Commencing upon the date of Plan Confirmation, the total outstanding principal amount then due under the DIP Facility (including any advance within the Overadvance Cap) shall accrue interest (until paid in full) at the rate of ten percent (10%) per annum.

         10. Contribution of Warrants. UDC will agree to provide to the Debtor's estate 3-year warrants to purchase 325,000 shares of UDC common stock at a price of $20.00 per share ("UDC Warrants"). The UDC Warrants will be callable by UDC when UDC common stock trades at a price of $28.50 per share, or greater, for 10 consecutive days. The UDC Warrants and the common stock to be issued on exercise of the UDC Warrants will be registered pursuant to the Securities Act of 1933, as amended, prior to any solicitation with respect thereto. All registration expenses will be paid by UDC. UDC shall use its best efforts to ensure that such registration shall be effective for three (3) years after the effective date of the Chapter 11 Plan.

         11. UDC Waiver of $1 Million Fee, and Elimination of DIP Facility Commitment Fee; Condition on Excess Collections Split.

                           (a) UDC agrees to waive its required $1 million one
                  time only commitment fee as contemplated under the Plan Agreement, and (subject to paragraph 17 herein) further agrees to waive its DIP Facility commitment fee. UDC has also agreed to contribute to the Debtor as treasury stock all of its shares in the Debtor as part of its additional consideration for the terms of this Modified Plan Agreement.

                           (b) In no event will UDC be entitled to receive any
                  share of the Excess Collections Split related to a Securitized Pool for any period of time during which UDC or a wholly-owned subsidiary of UDC or any successor or assignee to be agreed upon as set forth in the Chapter 11 Plan shall not be acting as servicer for that Securitized Pool. In the event UDC or a wholly-owned subsidiary of UDC or any successor or assignee to be agreed upon as set forth in the Chapter 11 Plan shall not be acting as servicer for the Owned Loans, UDC's share of the Excess Collections Split related to the Securitized Pools will be reduced from 17.5% to 15% and UDC shall receive a 15% share of the Excess Collections Split on the Owned Loans solely to the extent that the B Pieces have been applied to satisfy the Secured Claim Recovery Amount and the Debtor will receive 100% of excess Owned Loans above the amount of such B Pieces application. In no event, however, shall UDC's status as servicer for the Owned Loans or Securitized Pools limit or otherwise prohibit UDC's collection in full of the DIP Facility (as modified to incorporate the Overadvance Cap) and the Modified UDC Fee.

         12. Chapter 11 Plan. Each of UDC, the Debtor and the Committee will support confirmation of the Chapter 11 Plan consistent with the terms of this Modified Plan Agreement and which further provides that the UDC Warrants and the net proceeds (after payment of the Greenwich debt from proceeds of the Greenwich Collateral) of all Retained Property including the Debtor's distributions from the B Pieces not otherwise dealt with in this Modified Plan Agreement will be distributed to the Debtor's unsecured creditors (unless otherwise modified by agreement between the Debtor and the Committee or by order of the Court for good cause shown), subject to reallocation of UDC Warrants to the stockholders of the Debtor pursuant to paragraph 18 herein, and the stockholder's right to receive remaining Retained Property after allowed unsecured claims are paid in full.

         13. UDC, Bank Group, Committee and D&O Releases. The order approving the sale of the Owned Loans to either the Bank Group or GE will expressly provide that, at the time of the Sale, the Bank Group possessed a valid, enforceable, first priority lien in the Owned Loans. Upon confirmation of the Chapter 11 Plan, the Debtor and any creditor or interestholder class receiving a distribution or other payment under the Chapter 11 Plan shall be deemed to grant a complete and unconditional release and waiver of any and all claims and causes of actions to: (i) all directors, officers, employees, professionals and agents of the Debtors (or affiliates thereof) who served the Debtors on or after the Petition Date; (ii) UDC and all directors, officers, employees, professionals and agents of UDC (or affiliates thereof);
         (iii) the current and former members of the Bank Group and all directors, officers, employees, professionals and agents thereof (or affiliates thereof) (including LaSalle National Bank as Agent for that Bank Group); but specifically excluding LaSalle National Bank as indenture trustee or any of the members of the Bank Group as parties to unsecured swap or interest rate cap agreements; and (iv) each member of the Committee and the Committee's professionals and agents in such capacity. The Committee's agreement to support the releases of parties related to the Debtor as set forth above is subject to the Debtor's provision to the Committee of weekly updates until Plan Confirmation of the detailed Overadvance budget previously provided to the Committee.

         14. Continuance of Pending 9019 Motion. Upon execution of this Modified Plan Agreement, the request by the Bank Group, UDC and the Debtor to approve the settlement agreement and releases pursuant to that certain "Joint Motion for Order Authorizing and Approving (1) Settlement and Compromise Pursuant to Bankruptcy Rule 9019 Between and Among the Debtor, the Bank Group and Ugly Duckling Corporation Regarding DIP Financing; and (2) Sale and Transfer of the Bank Group's Secured Claim Against the Debtor to Ugly Duckling Corporation Pursuant to Bankruptcy Rule 3001(e)" (the "9019 Motion") will be continued until Plan Confirmation, and all Bank Group and UDC releases will be dealt with and acquired through the confirmed Chapter 11 Plan, at which time the 9019 Motion will be dismissed.

         15. Interim Expansion of $500,000.00 Carve Out. UDC will agree during the pendency of the Chapter 11 Plan confirmation process that, notwithstanding UDC's interpretation of the $500,000.00 professional fee carve out in the DIP Facility, professionals of the Debtor and Committee may be paid 80% of their reasonable fees and 100% of their costs on an interim basis, and be entitled to full payment of such fees and expenses on the effective date of the Chapter 11 Plan, subject to Court approval, even though such payment exceeds the existing $500,000.00 cap. This agreement to modify UDC's interpretation of the existing professional fee limitation is contingent upon the parties executing this binding agreement.

         16. No Shop. The Debtor and the Committee agree and are hereby prohibited from further "shopping" this Modified Plan Agreement to third parties and, except as otherwise provided herein, later withdrawing its support of the Modified Plan Agreement. However, neither the Committee nor the Debtor is prohibited from analyzing and supporting competing third-party proposals if such proposal provides a higher percentage return to creditors of the bankruptcy estate.

         17. Breakup Fee. If a competing plan (other than the Chapter 11 Plan) is confirmed, UDC will be entitled to recover as a breakup fee on a superpriority basis (a) its $500,000.00 commitment fee under the DIP Facility; and (b) in addition to all other fees and costs recoverable under the DIP Facility and the Bank Group Facility, all of its attorneys' fees and costs incurred involving any and all matters related to negotiation, documentation and prosecution of the Plan Agreement, the Modified Plan Agreement and the Chapter 11 Plan.

         18. Cure of Executory Contracts and Unexpired Leases. All payments necessary to cure defaults as a precondition to the Debtor assuming and assigning to UDC the ALLTEL Contract (the "ALLTEL Cure Costs") will be paid by the Debtor. Any and all other payments necessary to cure defaults as a precondition to the Debtor assuming and assigning leases and contracts to UDC pursuant to the Chapter 11 Plan (or otherwise) will be paid by UDC. In the event that the amount of the ALLTEL Cure Costs to be paid by the Debtor are less than $524,782.32 (the "Base ALLTEL Cure Costs"), a percentage of the UDC Warrants equal to the percentage reduction in the ALLTEL Cure Costs below the Base ALLTEL Cure Costs will be reapportioned between and among the Debtor's unsecured creditors and the holders of the equity ownership in the Debtor at Plan Confirmation.

         19. Extension of 11 U.S.C.Section 1121 Exclusivity. The Committee and UDC have stipulated and agreed to the entry of an order extending for an additional ninety (90) days, both the Debtor's 120 and 180 day exclusivity periods for filing a plan and soliciting acceptances pursuant to 11 U.S.C. Sections 1121(b), and (c)(3); provided, however, that nothing contained herein shall be construed as a waiver of the Committee's right to file a motion to terminate the Debtor's extended exclusivity period.

         20. Prior Approval. This Modified Plan Agreement is expressly subject to: (a) execution and filing with the bankruptcy court of a definitive Chapter 11 Plan, the related documents contemplated herein and approval by the court with jurisdiction over the Debtor's Chapter 11 Case; and
         (b) approval of the Securitized Pools

         Servicing Fee (provided that UDC may unilaterally waive this Section 20(b)).

         21. Acceptance. By signing this letter where appropriate below, UDC, the Debtor and the Committee agree that this letter will suffice as an agreement binding the signatories to support confirmation of a Chapter 11 Plan containing terms consistence with the Modified Plan Agreement, and not containing other provisions materially altering the provisions herein, subject only to the fiduciary obligations, if any, of the Debtor and the Committee to consider higher and better offers, if any.

         22. Counterparts. This Modified Plan Agreement can be signed by all parties in counterparts. Facsimile signatures are acceptable.

         23. Replacement of Prior Agreement. This Modified Plan Agreement shall supersede and replace that certain latter agreement dated as of November 14, 1997 by and among the Debtor, UDC and the Committee (the "November 14 Agreement"), and upon execution of this Modified Plan Agreement, the November 14 Agreement shall be of no further force or effect.

Expressly reviewed, accepted, acknowledged and agreed to.

FAEGRE & BENSON LLP



By   /s/ Stephen M. Mertz
   ---------------------------
         Stephen M. Mertz
         Michael R. Stewart
Attorneys for Official Committee of Unsecured Creditors

FIRST MERCHANTS ACCEPTANCE CORP.
DEBTOR AND DEBTOR IN POSSESSION


By /s/ William Plamondon
   ----------------------------------------
       William Plamondon, President and CEO

SONNENSCHEIN NATH & ROSENTHAL




By /s/ Robert E. Richards
   ----------------------------------------
       Robert E. Richards

Attorneys for the Debtor and Debtor in Possession

THE OFFICIAL COMMITTEE OF UNSECURED
CREDITORS OF FIRST MERCHANTS
ACCEPTANCE CORPORATION


By /s/ James Graves
   ------------------------------

  Its Chairperson
     ----------------------------

UGLY DUCKLING CORPORATION



By /s/ Ernest C. Garcia II
   -----------------------

  Its Chairman
     ---------------------

SNELL & WILMER L.L.P.



By /s/ Christopher H. Bayley
   ------------------------------------
       Christopher H. Bayley
          Attorneys for Ugly Duckling
          Corporation